October 21, 2022
Re:     Letter of Agreement
Dear Eric:
This Letter of Agreement summarizes the terms and conditions of your employment with Aflac effective October 31, 2022.
As of the date of this signed agreement, you will continue to serve as Executive Vice President, Global CIO and President of Aflac Global Investments through December 31, 2022, subject to the terms and conditions of your Amended and Restated Employment Agreement, dated December 1, 2015, as amended (including as amended by the terms of this Letter of Agreement) (the “Employment Agreement”). Your position will continue to be the same. Beginning January 1, 2023, your position and title will change to Executive Vice President. As Executive Vice President, you will provide services needed for the transition of your responsibilities to the newly appointed Executive Vice President, Global CIO and President of Aflac Global Investments. On this basis, this Letter of Agreement sets out your compensation and benefits under your Employment Agreement for the time-period of your continued employment - October 31, 2022, through March 31, 2023.
Your compensation and benefits for October 31, 2022, through March 31, 2023, will be as follows:
•Base Salary. Your annualized base salary will be $725,000, paid in the monthly amount of $60,416.67.

•Benefits. You will be eligible to receive employee benefits as other active Aflac U.S. employees until your retirement date.

•Management Incentive Plan. You will continue to be eligible to receive the discretionary bonus under Aflac’s Management Incentive Plan (MIP) on the same basis as all other active participants. You will receive an amount determined under Aflac’s MIP with a target level based on 200% of your base salary in 2022. For 2023, you will not be eligible to receive the discretionary bonus under the MIP.

•Stock Options and Awards. As of October 31, 2022, you will not be eligible to receive future equity grants during your employment with Aflac. Your 2020 Performance Restricted Award will vest in February 2023 under the specified terms of that award agreement, and your 2021 and 2022 Performance Restricted Awards will vest as if you remained employed and based on Aflac’s actual performance, on the following dates:

Worldwide Headquarters · 1932 Wynnton Road · Columbus, GA 31999
706.323.3431 telephone · aflac.com

oYour 2021 Performance Restricted Award will vest in February 2024.
oYour 2022 Performance Restricted Award will vest in February 2025.

•Discretionary Bonus. You will be eligible to receive a 2023 discretionary bonus in the amount of $600,000. This bonus will be paid to you in your final paycheck in 2023.

•Retirement Allowance. You will be eligible to receive a retirement allowance in the amount $58,000 grossed-up at the highest marginal rates for (i) federal, state and local income taxes and (ii) Social Security and Medicare taxes, due on said amount, such that after payment of the $58,000 plus the tax gross-up amounts, you will receive a net, after-tax amount of $58,000.  This allowance plus the gross-up tax amounts will be paid to you in your final paycheck in 2023.

•Retirement Benefits. You will continue to be an active participant in the Aflac Pension Plan through March 31, 2023, on the same basis as all other active participants. Upon retirement, you will be eligible to receive benefits from the Aflac Pension Plan pursuant to the terms of the plan. You will have the option to begin receiving the pension benefit payments on the first day of the month following retirement or to wait until age 65 to begin those payments. You also continue to be an active participant in the Aflac 401(k) Savings and Profit Sharing Plan (401(k) Plan) and Executive Deferred Compensation Plan (EDCP) through March 31, 2023, on the same basis as all other active participants. You may take a distribution from the 401(k) Plan after your retirement, and your EDCP distributions will be based on the elections you have made under that plan (but will not be earlier than the 7 months after your retirement date). Your healthcare benefits will end on your retirement date, but you will be eligible for COBRA continuation coverage up to 18 months. You will not be eligible to participate in the Retiree Medical Plan upon retirement.

•Non-Competition Agreement. The provisions contained in Section 15 and 16 of the Employment Agreement and any restricted covenants in any of your equity award agreements are hereby deleted in their entirety. The Consulting Agreement discussed below contains certain non-competition, non-disclosure, non-disparagement and non-solicitation provisions. The restrictive covenants in the Consulting Agreement are the only restrictive covenants applicable to you after March 31, 2023.

•Consulting Agreement. After retirement, you will be engaged by Aflac as a consultant for a one-year period beginning April 1, 2023 working directly with Aflac, Inc. President and Chief Operating Officer along with Aflac Inc.’s Chair of the Finance and Investment Committee of the Board of Directors with services focused on leadership transition, advice and counsel with respect to strategic equity investments in external managers, and other matters, pursuant to the terms of a Consulting Agreement to be entered between you and Aflac as of the date of this Letter of Agreement.

This Letter of Agreement is an amendment to your Employment Agreement and supersedes your Employment Agreement to the extent that there are any conflicting provisions or terms.
Sincerely,

/s/ Fred Crawford
Fred Crawford
Acknowledgement of Receipt and Agree:

/s/ Eric M. Kirsch
Eric M. Kirsch